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                                                                    EXHIBIT 10.3

                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           NEXVU TECHNOLOGIES, L.L.C.

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                                TABLE OF CONTENTS

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                                                                                             PAGE
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Article I DEFINITIONS.....................................................................     1

Article II FORMATION......................................................................     9
   2.1     Organization...................................................................     9
   2.2     Agreement......................................................................     9
   2.3     Name...........................................................................     9
   2.4     Term...........................................................................     9
   2.5     Registered Agent and Office....................................................     9
   2.6     Principal Office...............................................................    10
   2.7     Qualifications.................................................................    10

Article III NATURE OF BUSINESS............................................................    10

Article IV ACCOUNTING AND RECORDS.........................................................    11
   4.1     Records to be Maintained.......................................................    11
   4.2     Information and Accounting to Members..........................................    11
   4.3     Confidential Information.......................................................    12

Article V BUSINESS TRANSACTIONS...........................................................    12

Article VI NAMES AND ADDRESSES OF MEMBERS.................................................    12

Article VII AMENDMENTS TO certificate of formation, AGREEMENT.............................    12
   7.1     Permissible Amendments.........................................................    12
   7.2     Amendment of Certificate.......................................................    12
   7.3     Amendments to the Agreement....................................................    13

Article VIII RIGHTS AND DUTIES OF MEMBERS.................................................    14
   8.1     Voting Rights..................................................................    14
   8.2     Majority.......................................................................    14
   8.3     Quorum.........................................................................    14
   8.4     Informal Action by Members.....................................................    14
   8.5     Special Meetings...............................................................    14
   8.6     Notice of Meetings.............................................................    14
   8.7     No Liability of Members........................................................    15
   8.8     Representations and Warranties.................................................    15

Article IX RIGHTS AND DUTIES OF MANAGER...................................................    15
   9.1     Management.....................................................................    15
   9.2     Number, Tenure and Qualifications..............................................    16
   9.3     Certain Powers of Manager......................................................    16
   9.4     Manager Has No Exclusive Duty to Company.......................................    17
   9.5     Standard of Care...............................................................    17
   9.6     Bank Accounts..................................................................    17
   9.7     Resignation....................................................................    17
   9.8     Removal........................................................................    17
   9.9     Vacancies......................................................................    18
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   9.10    Compensation...................................................................    18
   9.11    Compensation to Manager........................................................    19

Article X INDEMNIFICATION.................................................................    20
   10.1    Indemnification................................................................    20
   10.2    Advances.......................................................................    20
   10.3    Discharge of Duties; Consideration.............................................    21

Article XI CONTRIBUTIONS AND CAPITAL ACCOUNTS.............................................    21
   11.1    Initial Capital Contributions..................................................    21
   11.2    Maintenance of Capital Accounts................................................    22
   11.3    Sale or Exchange of Interest...................................................    22
   11.4    Class A Interests..............................................................    22
   11.5    Additional Capital Contributions...............................................    22
   11.6    Craig Siegler Loans............................................................    23
   11.7    Employee Incentives and Compensation.  ........................................    24

Article XII ALLOCATIONS AND DISTRIBUTIONS.................................................    24
   12.1    General Rules..................................................................    24
   12.2    Distribution of Net Cash Flow and Capital Items Proceeds.......................    24
   12.3    [INTENTIONALLY DELETED]........................................................    25
   12.4    Tax Distributions..............................................................    25
   12.5    Allocation of Profits or Losses................................................    26
   12.6    Special Allocations............................................................    26
   12.7    Curative Allocations...........................................................    28
   12.8    Tax Allocations; Code Section 704(c)...........................................    28
   12.9    Other Allocation Rules.........................................................    29
   12.10      Allocation of Deduction or Loss in Certain Circumstances....................    29

Article XIII TAXES........................................................................    30
   13.1    Elections......................................................................    30
   13.2    Taxes of Taxing Jurisdictions..................................................    30
   13.3    Tax Matters Partner............................................................    30
   13.4    Method of Accounting...........................................................    30

Article XIV TRANSFER OF MEMBERSHIP INTERESTS..............................................    30
   14.1    Conditions of Transfer.........................................................    30
   14.2    Dispositions not in Compliance with this Article Void..........................    31
   14.3    Reasonableness of Transfer Conditions..........................................    31
   14.4    Evidence of Membership Interests...............................................    31

Article XV WITHDRAWAL OF A MEMBER.........................................................    31
   15.1    Voluntary Withdrawal...........................................................    31
   15.2    Involuntary Withdrawal.........................................................    31
   15.3    No Priority in Distributions...................................................    31

Article XVI ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS.................................    32
   16.1    Rights of Assignees............................................................    32
   16.2    Admission of Substitute Members................................................    32
   16.3    Admission of Additional Members................................................    32
   16.4    Assignee is Bound by this Agreement............................................    32
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   16.5    Substitute and Additional Members are Bound by this Agreement Upon Admission...    32

Article XVII DISSOLUTION AND WINDING UP...................................................    33
   17.1    Dissolution....................................................................    33
   17.2    Effect of Dissolution..........................................................    33
   17.3    Distribution of Assets upon Dissolution........................................    33

Article XVIII MISCELLANEOUS PROVISIONS....................................................    34
   18.1    Entire Agreement...............................................................    34
   18.2    Construction...................................................................    34
   18.3    Headings.......................................................................    34
   18.4    No Partnership Intended for Non-Tax Purposes...................................    34
   18.5    Rights of Creditors and Third Parties Under Agreement..........................    34
   18.6    Application of Delaware Law....................................................    34
   18.7    Counterparts...................................................................    34
   18.8    Benefit........................................................................    35
   18.9    Power of Attorney..............................................................    35
   18.10      Notice......................................................................    35
   18.11      Venue; Waiver of Trial by Jury..............................................    35
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                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                           NEXVU TECHNOLOGIES, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

         THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of Nexvu Technologies, L.L.C., formerly known as Siegler Technology Development, L.L.C., a Delaware limited liability company (the "Company"), is entered into pursuant to the Delaware Limited Liability Company Act and shall be effective as of the 27th day of June, 2003, by and among the Company, LaSalle Nexvu Manager, L.L.C., an Illinois limited liability company ("Manager"), Siegler Partners, L.L.C., a Delaware limited liability company ("Withdrawing Manager") and the persons executing this Agreement as Members, and amends and restates in its entirety the Operating Agreement dated as of February 28, 2002 establishing the Company, and as first amended and restated effective as of March 20, 2003.

                                    RECITALS:

         A. The Company has been formed to develop and market software and hardware products and solutions for communication networks and to engage in such other businesses as the Manager determines as are necessary and proper (the "Business").

         B. The Company has been formed effective as of the filing of the Certificate of Formation in the office of the Secretary of State.

         C. The parties hereto agree that the terms of this Agreement shall govern, regulate and manage the affairs of the Company not inconsistent with the laws of the State of Delaware or the Certificate.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Unless otherwise specified herein, the following terms shall have the following meanings:

         "Act" shall mean the Delaware Limited Liability Company Act, and all amendments thereto.

         "Additional Member" shall mean a Member other than the Managing Members, a Class A Member, a Class B Member or a Substitute Member of any of the foregoing, who acquires a Member Interest in the Company; the Manager may cause the Company to issue Additional Member Interests from time to time in such classes and subject to such preferences as it deems necessary and proper.

         "Adjusted Capital Account Deficit" means, with respect to any Holder, the deficit balance, if any, in the Holder's Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

                  (i) credit to the Capital Account, any amounts which the Holder is obligated to restore or is deemed to be obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) as well as under any additions thereto, pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) debit to the Capital Account, the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
         1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Adjusted Investment" with respect to any Holder, shall mean the Capital Contribution with respect to the Membership Interest of such Holder, reduced by any Distributions of Net Cash Flow and Capital Items Proceeds made to the Holder with respect to the Membership Interest (but not reduced by any distributions used to payoff a Class B Member's Preferred Cumulative Return), provided that no Member's Adjusted Investment shall be less than zero.

         "Affiliate" shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party hereto. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the ownership or control of securities possessing more than fifty percent (50%) of the voting power of all outstanding voting securities of an entity or the power to otherwise direct or cause the direction of the management and policies of such entity whether through ownership of voting stock or similar rights.

         "Agreement" shall mean this Second Amended and Restated Operating Agreement including all amendments to this Agreement which are adopted in accordance with this Agreement and the Act.

         "Assignee" shall mean a transferee of Membership Interests who has not been admitted as a Substitute Member.

         "Business" is defined in the first recital of this Agreement.

         "Business Day" shall mean any day other than Saturday, Sunday or any legal holiday observed in the State.

         "Capital Account" shall mean, with respect to any Holder, the Capital Account established and maintained for the Holder in accordance with the following provisions:

                  (i) to each Holder's Capital Account there shall be credited the Holder's Capital Contributions, the Holder's distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Holder pursuant to the Treasury Regulations and the amount of any Company liabilities assumed by the Holder or which are secured by any property distributed to the Holder;

                  (ii) to each Holder's Capital Account there shall be debited the amount of cash and other property distributed to the Holder, the Holder's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Holder pursuant to the Treasury Regulations and the amount of any liabilities of the Holder assumed by the Company or which are secured by any property contributed by the Holder to the Company; and

                  (iii) in the event all or a portion of any Holder's Membership Interests is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interests.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with these Treasury Regulations. In the event the Manager determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Holders), are computed in order to comply with these Treasury Regulations, the Manager may make the modification, provided that it is not likely to have a material effect on the amounts distributable to any Holder pursuant to Article XVII upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are

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necessary or appropriate to maintain equality among the Capital Accounts of the
Holders and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations
Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b), provided that it is not likely to have a material effect on the amounts distributable to any Holder pursuant to
Article XVII upon the dissolution of the Company.

         "Capital Contribution" shall mean, with respect to any Holder, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Membership Interest held by such Holder. Conversions of principal amounts of loans to equity in the Company shall be deemed to be Capital Contributions in the amount of the conversion. Should the Manager elect to convert any of his accrued, unpaid salary to capital, he shall be entitled to credit on a dollar-for-dollar basis (but will be responsible for payment of applicable withholding taxes). The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be included in the Capital Account of any Holder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2). The Managing Members shall be allocated in the aggregate 3,320,268 Managing Membership Interests, as set forth on Exhibit A, and as amended by the Manager from time to time. The Company has issued 2,837,950 Class A Membership Interests and the Company shall issue up to 9,237,327 Class B Interests.

         "Capital Items Proceeds" shall mean any consideration received by the Company due to a Capital Item, less such reserves established by the Manager and less all costs incurred by the Company in connection with such Capital Item.

         "Capital Item" shall mean a sale, exchange, or other disposition of all or substantially all of the assets of the Company or of a substantial portion of the Business of the Company or Company Property by the Company for value, other than in the ordinary course of business, including an involuntary conversion by condemnation, casualty or otherwise, on which gain or loss is recognized by the Company or Holders for federal income tax purposes.

         "Certificate" shall mean the Certificate of Formation of the Company as properly adopted, amended and restated from time to time and filed in the office of the Secretary of State.

         "Class A Holder" shall mean any Holder of a Class A Interest.

         "Class A Interests" shall mean those Membership Interests designated as Class A Interests as indicated on Exhibit A.

         "Class A Member" shall mean a Member who is a Class A Holder.

         "Class A Sharing Ratio" shall mean, for each Class A Holder, the ratio of the number of Class A Interests held by such Holder over the total of all Class A Interests held by all Class A Holders.

         "Class B Holder" shall mean any Holder of a Class B Interest.

         "Class B Interests" shall mean those Membership Interests designated as Class B Interests as indicated on Exhibit A.

         "Class B Member" shall mean a Member who is a Class B Holder.

         "Class B Sharing Ratio" shall mean, for each Class B Holder, the ratio of the number of Class B Interests held by such Holder over the total of all Class B Interests held by all Class B Holders.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

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         "Company" shall mean Nexvu Technologies, L.L.C., a limited liability company formed under the laws of Delaware, and any successor limited liability company.

         "Company Property" shall mean any Property owned by the Company.

         "Convertible Notes" shall mean the $950,000 of original principal amount of promissory notes previously issued by the Company and which upon execution of the form of subscription agreement for Class B Interests or counterpart execution of this Agreement for Class B Interests, shall be converted to Class B Interests. The principal amount thereof shall be converted to Class B Interests.

         "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         "Distribution" shall mean a transfer of Property to a Holder on account of a Membership Interest as described in Article XII hereof.

         "Dissolution Event" shall mean an event, the occurrence of which will result in the dissolution of the Company under Article XVII hereof unless the Manager directs to the contrary.

         "Effective Date" shall mean the date the Company was organized under the Act.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) the initial Gross Asset Value of any asset contributed by Holder to the Company shall be the gross fair market value of such asset, as determined by the contributing Holder and the Company;

                  (ii) The Gross Asset Value of all the Company's assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (a) the acquisition of an additional Membership Interest in the Company (other than pursuant to Section 11.1) by any new or existing Holder in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Holder of more than a de minimis amount of Property as consideration for an interest in the Company; and
         (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Holders in the Company;

                  (iii) The Gross Asset Value of any Company asset distributed to any Holder shall be the gross fair market value, taking Code Section 7701(g) into account, of such asset on the date of distribution; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 12.6(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this

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         paragraph (iv) to the extent the Manager determines that an adjustment pursuant to paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii) or (iv) immediately above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         "Holder" shall mean any Member or Assignee.

         "Initial Closing Date" shall mean the earliest date on which the Offering will close subject to the extension, at the sole discretion of the Manager, as set forth in the Memorandum.

         "Involuntary Withdrawal" shall mean, with respect to any Member, the occurrence of any of the following events:

                  (i) The Member makes an assignment for the benefit of creditors;

                  (ii) The Member files a voluntary petition of bankruptcy;

                  (iii) The Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

                  (iv) The Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                  (v) The Member seeks, consents to, or acquiesces in the appointment of a trustee or a receiver or liquidation of, the Member or all or any substantial part of the Member's properties;

                  (vi) The Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (v) above;

                  (vii) Any proceeding initiated against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or a trustee, receiver, or liquidator is appointed for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

                  (viii) If the Member is a natural person, the Member's death or the adjudication by a court of competent jurisdiction that the Member is incompetent to manage the Member's person or property;

                  (ix) If the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

                  (x) If the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

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                  (xi) If the Member is an estate, the distribution by the
         fiduciary of the estate's entire interest in the limited liability company; or

                  (xii) If the Member is a corporation, the dissolution of the corporation.

         "Loan and Security Agreement" shall mean the applicable loan and security agreement pursuant to which the Convertible Notes are governed, which among other things, sets forth conversion rights for the Convertible Notes.

         "Majority" shall mean in excess of fifty percent (50%).

         "Manager" shall mean the Person selected to manage the affairs of the Company under Article IX hereof.

         "Managing Holder" shall mean any Holder of a Managing Membership Interest.

         "Managing Member" shall mean a Member who is a Managing Holder.

         "Managing Membership Interests" shall mean those Membership Interests designated as Managing Membership Interests as identified on Exhibit A, or as otherwise issuable in the discretion of the Manager.

         "Managing Sharing Ratio" shall mean as to each Managing Holder, the ratio having a numerator equal to the number of Managing Membership Interests held by such Managing Holder and a denominator equal to the total number of Managing Membership Interests held by all Managing Holders.

         "Member" shall mean a holder of a Membership Interest, admitted to all of the rights of membership pursuant to this Agreement, as set forth on Exhibit A (as amended from time to time), designated as a Class A Member, Class B Member or Managing Member, as well as any Substitute Member or Additional Member.

         "Member Minimum Gain" shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Member Nonrecourse Debt" shall mean partner nonrecourse debt as defined in accordance with Treasury Regulations Section 1.704-2(b)(4).

         "Member Nonrecourse Deductions" shall mean partner nonrecourse deductions as defined in Treasury Regulations Section 1.704-2(i)(2).

         "Membership Interest(s)" or "Member Interests" shall mean the limited liability company interests of a Member, including the right to any and all benefits to which such Member may be entitled in accordance with this Agreement, and the obligations as provided in this Agreement and the Act. Each Membership Interest of a Class A Member shall represent the Class A Member's Capital Contributions to date, divided by the number of outstanding Class A Interests; each Membership Interest of a Class B Member shall represent a Capital Contribution of $0.3247692, and each Managing Membership Interest shall represent a Capital Contribution of $0.00001.

         "Memorandum" shall mean the offering materials pursuant to which the principal amounts of the Convertible Notes are being converted to Class B Interests and additional Class B Interests are being offered for sale, subject to a maximum of 9,237,327 Class B Interests.

         "Net Cash Flow" shall mean for each fiscal year or other period the sum of all cash received by the Company during such period (excluding Capital Contributions and Capital Item Proceeds), plus any undistributed Net Cash Flow from all prior periods, less the sum of: (i) all expenditures paid by the

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Company during such period; and (ii) increases in reserves (or minus decreases in reserves) during such period.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

         "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

         "Notice" shall be in writing. Any Notice shall be considered given on the date of service if served personally on the Person to whom notice is to be given by commercial messenger delivery service with signature verification of delivery or by other verified means of personal delivery, on the next Business Day if delivered by Federal Express or a similar overnight courier service or by email or facsimile and on the third Business Day if delivered by United States mail, first class mail, postage prepaid, return receipt requested. Any Notice to the Company shall be addressed to the Manager of the Company at the address of the Principal Office. Any Notice to a Member shall be addressed to the Member at the address reflected on the records maintained by the Company as required by
Article IV hereto.

         "Organization" shall mean a Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, trusts and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

         "Organization Expenses" shall mean those expenses incurred in the organization of the Company including the costs of preparation of the Agreement and Certificate, and all expenses incurred in connection with the Offering.

         "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Sections 1.704-2(d) and 1.704-2(b)(2) and shall be applied herein to each Holder so as to treat such Holder as a partner for federal income tax purposes.

         "Person" shall mean any individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State.

         "Preferred Cumulative Return" shall mean an amount commencing as of July 1, 2003, equal to ten percent (10%) per annum of: (i) each Class B Member's Adjusted Investment, with respect to Class B Members; and (ii) the Class A Member's Adjusted Investment with respect to the Class A Member.

         "Principal Office" shall mean the principal office as described in
Article II.

         "Proceeding" shall mean any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

         "Proceeds" shall mean all cash received by the Company in the ordinary course of its business, excluding Capital Contributions and proceeds of loans.

         "Profits" and "Losses" shall mean, for each Taxable Year or other period, an amount equal to the Company's taxable income or loss for the year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

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                  (i) any income of the Company that is exempt from federal
         income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to taxable income or loss;

                  (ii) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from taxable income or loss;

                  (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or (c) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses;

                  (iv) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of the Property differs from its Gross Asset Value;

                  (v) Depreciation for the Taxable Year or other period, shall be computed in accordance with the definition of Depreciation provided in this Agreement in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; and

                  (vi) notwithstanding any other provisions of this definition of Profits and Losses, any items which are specially allocated pursuant to Section 12.6 or Section 12.7 shall not be taken into account in computing Profits or Losses.

         "Property" shall mean any property, real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

         "Residual Sharing Ratios" shall mean as to each Holder's Membership Interests, a fraction, the numerator of which is the number of Membership Interests (regardless of Class) owned by the Holder, and the denominator of which is the number of issued and outstanding Membership Interests.

         "Resignation" shall mean the act by which a Manager voluntarily ceases to be a Manager pursuant to Section 9.7 hereof.

         "Secretary of State" shall mean the Secretary of State of Delaware.

         "State" shall mean the State of Delaware.

         "Substitute Member" shall mean an Assignee who has been admitted to all of the rights of membership pursuant to the Agreement.

         "Taxable Year" shall mean the taxable year of the Company as determined pursuant to Section 706 of the Code. The Taxable Year of the Company begins January 1 and ends December 31.

         "Taxing Jurisdiction" shall mean any state, local, or foreign government which collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

         "Transfer" shall mean any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

         "Transferring Member" shall mean a Member who intends to Transfer his Membership Interest pursuant to Article XIV.

         "Treasury Regulations" shall mean except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

         "Voluntary Withdrawal" shall mean a Member's withdrawal from the Company by means other than by a Transfer or an Involuntary Withdrawal.

         "Warrants" shall mean the warrants issued in connection with the issuance of the Convertible Notes, which upon conversion of the Convertible Notes to equity shall cease to remain outstanding.

                                   ARTICLE II

                                    FORMATION

         2.1 Organization. The Certificate has been filed in the office of the Secretary of State, organizing the Company as a limited liability company pursuant to the Act, as of the date of their filing.

         2.2 Agreement. For and in consideration of the mutual covenants contained herein, the Company, the Manager and the Members hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

         2.3 Name. The name of the Company is "NEXVU TECHNOLOGIES, L.L.C." and all business of the Company shall be conducted under that name or under any other name adopted as an assumed name, but in any case, only to the extent permitted by applicable law. The Manager may amend the Company's name from time to time in his sole discretion.

         2.4 Term. The Company shall have a perpetual term and shall be dissolved and its affairs wound up in accordance with the Act and the Certificate except as may otherwise be provided herein.

         2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement registered agent or change of address of the registered office, the Managing Members, by action of a Majority of the Managing Members, may designate a replacement registered agent or file a notice of change of address.

         2.6 Principal Office. The Principal Office of the Company shall be located at 1100 East Woodfield Road, Schaumburg, Illinois 60173, or at such other office as the Manager shall designate from time to time.

         2.7 Qualifications. The Company may qualify to do business in any states which recognize limited liability companies.

                                   ARTICLE III

                               NATURE OF BUSINESS

         The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business and specified in the Certificate. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in the Certificate. The Company exists only for the purpose specified in the Certificate and may not conduct any other business without the consent of the Manager. The Company shall have full power to do all of the following:

                  (a) Operate the Business and own and/or operate one or more subsidiary or affiliate companies to operate the Business in such manner as the Manager deems necessary and proper.

                  (b) Sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name.

                  (c) Have a seal, which may be altered at pleasure, and use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced, provided that the affixing of a seal to an instrument shall not give the instrument additional force or effect, or change the construction thereof, and the use of a seal is not mandatory.

                  (d) Purchase, take, receive, lease as lessee, take by gift, legacy, or otherwise acquire, own, hold, use, and otherwise deal in and with the Property, and take all actions with respect to the Property as necessary to conduct the Business.

                  (e) Sell, convey, mortgage, pledge, lease as lessor, and otherwise dispose of all or any part of its Property.

                  (f) Incur liabilities, borrow money for its proper purposes at any rate of interest the Company may determine without regard to the restrictions of any usury law of the State, issue notes, bonds, and other obligations, secure any of its obligations by mortgage or pledge or deed of trust of all or any part of its property, franchises, and income, and make contracts, including contracts of guaranty and suretyship.

                  (g) Invest its surplus funds from time to time in bank certificates of deposit or money market funds owning U.S. government securities.

                  (h) Conduct its business, carry on its operations, have offices within and without the State, and exercise in any other state, territory, district or possession of the United States or in any foreign country the powers granted by the Act.

                  (i) Make and alter this Agreement or any other operating agreement, not inconsistent with the Certificate or with the laws of the State, for the administration and regulation of the affairs of the Company.

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

                  (j) Elect managers and appoint agents of the Company, define their duties, and fix their compensation.

                  (k) Have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Company is organized.

                                   ARTICLE IV

                             ACCOUNTING AND RECORDS

         4.1 Records to be Maintained. The Company shall maintain the following records at the Principal Office:

                  (a) a list of the full name and last known address of each Member setting forth the amount of cash each Member has contributed, a description and statement of the agreed value of the other property or services each Member has contributed or has agreed to contribute in the future (which information is also reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein), and the date on which each became a Member;

                  (b) a copy of the Certificate, as amended or restated together with executed copies of any powers of attorney pursuant to which any amendments to the Certificate have been executed and filed with the Secretary of State's office;

                  (c) copies of the Company's federal, foreign, state and local income tax returns and reports, if any, for at least the three (3) most recent years;

                  (d) a copy of this Agreement including all amendments thereto; and

                  (e) any financial statements of the Company for at least the three (3) most recent years.

         4.2 Information and Accounting to Members. Upon reasonable demand for any purpose reasonably related to the Member's interest as a Member, a Member shall have the right to the following:

                  (a) to inspect and copy the Company records required to be kept by Section 3.1;

                  (b) to obtain from the Manager from time to time:

                           (i) true and full information regarding the state of
                  the business and financial condition of the Company;

                           (ii) true and full information regarding the amount
                  of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future and the date on which each became a Member; and

                           (iii) any other information regarding the affairs of
                  the Company as is just and reasonable; and

                  (c) any other information required by the Act to be provided to a Member.

         4.3 Confidential Information. The Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

                                    ARTICLE V

                              BUSINESS TRANSACTIONS

         Except as provided in the Certificate or in this Agreement, a Member may lend money to and transact other business with the Company and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Member. The Manager may cause the formation of one or more additional companies as subsidiaries of the Company (each a "New Company"), and is authorized to seek investment in such New Companies. In the event the New Company seeks investment from any person or entity other than the Company itself, then each Member shall be provided a twenty-one (21) day preemptive right from the date of giving of Notice (per Section 18.11 below) of the Opportunity (but not the obligation) to fund his or her proportionate share of the entire investment amount sought based on the percentage of Interests owned by all Members and if he or she wishes to fund more than his or her pro rata share, they must designate the maximum additional amount they would fund in their notice of acceptance. In addition, in the event any of the Members fail to fund all of their proportionate share of the New Investment, those Members who elected to fund more than their proportionate share shall be entitled to fund the unsubscribed portion pro rata based upon the amount of excess they designated in their reply notice, and if the aggregate of excess amounts exceeds the available unsubscribed portion, then those oversubscribing Members shall share pro rata in the balance of the funding based on their relative Interest ownership.

                                   ARTICLE VI

                         NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein. A list of all of the Members shall be maintained by the Manager as set forth in Article IV, and shall be deemed to automatically amend Exhibit A from time to time.

                                   ARTICLE VII

                AMENDMENTS TO CERTIFICATE OF FORMATION, AGREEMENT

         7.1 Permissible Amendments. The Company may amend its Certificate at any time to add a new provision or to change or remove an existing provision.

         7.2 Amendment of Certificate.

                  (a) Except as set forth in Section 7.2(b), the Manager may adopt one or more amendments to the Certificate without Member action.

                  (b) The Manager may amend the Certificate only with the consent of the affected Member if the amendment (i) would have a material adverse effect on the Member's liability to the Company or
         (ii) would decrease the Member's Residual Sharing Ratio (i.e., the applicable

         Managing Sharing Ratio, Class A Sharing Ratio or Class B Sharing Ratio), in a manner that is not pro rata with the other Members or Members of the applicable class of Membership Interests or otherwise in accordance with other provisions of this Agreement; the parties hereto expressly acknowledge and agree that capital raises made in accordance with the terms of Section 11.5, and all applicable amendments hereto necessary to effect the same are expressly permitted, without the consent of the Members.

         7.3 Amendments to the Agreement. Except as otherwise provided in this
Section 7.3, this Agreement may be amended or modified from time to time only by the approval of the Manager and by written instrument adopted by the holders of a Majority of the Class B Interests. Notwithstanding anything to the contrary contained herein:

                  (a) an amendment or modification reducing a Member's share of Distributions, which shall only require the consent of the Manager (other than to reflect changes otherwise provided by this Agreement including but not limited to the right of the Manager to raise additional Capital Contributions pursuant to the sale of up to 9,237,327 Class B Interests per Section 11.4, or to cause the Company to issue additional Interests or rights, warrants or options to acquire Interests to persons or entities providing goods, services or other value of the Company) is effective only with the consent of a Majority of the Class of Members so affected;

                  (b) an amendment or modification reducing the required vote or consent with respect to any matter provided for in this Agreement is effective only with the consent or vote of the Manager and Members holding the number of Membership Interests theretofore required;

                  (c) an amendment that would modify the limited liability of a Member is effective only with that Member's consent. This Agreement may be amended by the Manager without consent of the Members:

                           (i) to maintain the treatment of the Company as a
                  partnership for Federal income tax purposes, provided that no such amendment shall affect the amount or share of Distributions payable to any Member and/or the limited liability of the Members;

                           (ii) to correct any errors or omissions, to cure any
                  ambiguity, or to cure any provision that may be inconsistent with any other provision hereof or with any subscription document pursuant to the Offering;

                           (iii) to increase the circumstances under which a
                  Manager may be removed from the Company;

                           (iv) to admit Additional Members to the Company in
                  accordance with such terms as the Manager shall designate pursuant to Section 11.5 hereof from time to time; and

                           (v) to delete or add or modify any provision required
                  to be so deleted, added or modified by the staff of the U.S. Securities and Exchange Commission, any other Federal agency or any state securities or "Blue Sky" commissioner or similar official, when the deletion, addition or modification is for the benefit or protection of any of the Members.

                                  ARTICLE VIII

                          RIGHTS AND DUTIES OF MEMBERS

         8.1 Voting Rights. Each Member is entitled to one (1) vote per Membership Interest on all matters voted upon by the Members, and Members holding fractional Interests shall be entitled to corresponding fractional votes. The continuation of the Company after a Dissolution Event requires the vote of the Members holding a Majority of the Membership Interests in accordance with Section 17.1. In the case of Membership Interests transferred to an Assignee, and such Assignee has not been approved as a Substitute Member, neither the Member transferring such Membership Interests to the Assignee nor the Assignee shall be entitled to vote such Membership Interests and such Membership Interests shall not be counted in calculating the number of votes necessary to approve an action. By execution of this Agreement, either directly or pursuant to a power of attorney in the Managing Member's Subscription Agreement, each Managing Member hereby grants to the Manager the irrevocable right to vote his, her or its Managing Membership Interests (at a meeting or by written consent), which grant shall be binding on all successors and assigns of such Interests with respect to any matter coming to a vote before the Members.

         8.2 Majority. Whenever any matter is to be submitted to a vote of the Members, such matter shall be considered approved or consented to upon the receipt of the affirmative vote, in person or by proxy, at a meeting of the Members, of Members owning a Majority of the Membership Interests represented at such meeting and entitled to vote unless specific requirement exists as to a class of Membership Interests, in which event the vote shall apply to the class in question.

         8.3 Quorum. The Members representing a Majority of the Membership Interests entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of Members; provided, that if Members representing less than a Majority of the Membership Interests are represented at said meeting, a Majority of the Membership Interests so represented may adjourn the meeting at any time without further notice. If a quorum is present, the affirmative vote of the Members representing a Majority of the Membership Interests represented at the meeting shall be the act of the Members, unless the vote of a greater number is required by the Act, the Certificate or this Agreement. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of Members from any meeting shall not cause failure of a duly constituted quorum at that meeting.

         8.4 Informal Action by Members. Any action required by the Act to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the Members or not expressly disapproved in writing by the Members (i.e. Members taking no action but who have received notice of the proposed action shall be deemed to have approved the proposed action if they take no action within thirty (30) days following delivery of the Notice), having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all Members were present and voting so long as any notice required under the Act is given to those Members not so consenting but who are entitled under the Act to notice of the action taken.

         8.5 Special Meetings. Special meetings of the Members may be called either by any Manager or the Members holding not less than one-fifth (1/5th) of the Membership Interests.

         8.6 Notice of Meetings. Written Notice stating the place, date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) and not more than sixty (60) days before the date of any meeting of

Members (unless Notice of such meeting is waived by all of the Members). See
Section 18.9 for the method of sending Notice.

         8.7 No Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or Manager for the liabilities of the Company.

         8.8 Representations and Warranties. Each Member, and in the case of an Organization, the Person(s) executing this Agreement on behalf of the Organization, hereby represents and warrants to the Company and each other Member that:

                  (a) if that Member is an Organization, that it is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to the Agreement and to perform its obligations hereunder;

                  (b) that the Member is acquiring its Membership Interests in the Company for the Member's own account as an investment and without an intent to distribute the Membership Interests; and

                  (c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

                                   ARTICLE IX

                          RIGHTS AND DUTIES OF MANAGER

         9.1 Management. The business and affairs of the Company shall be managed by its Manager (and its successor in interest). The Manager shall direct, manage and control the business of the Company. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of the Act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business as the Manager deems necessary and proper. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Manager, unless:

                  (a) the approval of more than one of the Manager is expressly required pursuant to this Operating Agreement or the Act; or

                  (b) a Manager notifies the other Manager(s) that his or her consent shall be required to approve the act in question.

Should there be a disagreement among the Managers as to a proposed course of action, then a majority of the Managers shall approve the course of action, which shall be deemed to be the action of the Manager. Should there be an even split among the Managers as to a proposed course of action, thereby creating an impasse among the Managers, then such impasse shall be resolved by submission by either side of a proposal to the Members, and approved or disapproved by the holders of a Majority of the Membership

Interests, provided that in no event will such proposal be valid should it serve to decrease the economic Interest or contractual rights of a Manager herein.

         9.2 Number, Tenure and Qualifications. The Company shall presently have one Manager, which shall be LaSalle Nexvu Manager, L.L.C. By execution of this Agreement, all the parties acknowledge, agree and consent, effective as of the date first set forth above, to the withdrawal of Siegler Partners, L.L.C., as Manager of the Company, the substitution by LaSalle Nexvu Manager, L.L.C. as the successor and present ongoing Manager of the Company and the amendment of the Certificate to reflect the foregoing, to the extent, if any, necessary. The Manager shall hold office until the:

                  (a) Resignation of such Manager; or

                  (b) removal of such Manager pursuant to Section 9.8, in which event, the Holders of a Majority of the Class B Membership Interests shall elect a successor thereto.

         9.3 Certain Powers of Manager. Without limiting the generality of
Section 9.1, the Manager shall have power and authority, on behalf of the
Company:

                  (a) To acquire property from any Person as the Manager may determine, whether or not such Person is directly or indirectly affiliated or connected with any Manager or Member;

                  (b) To borrow money for the Company from banks, other lending institutions, the Manager, Members, or Affiliates of the Manager or Members on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Manager, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Manager. Any borrowing of monies from the Manager or its Affiliates shall be at the greater of the announced prime rate of interest (as set forth in the Wall Street Journal) plus three percent (3%), or the Manager' cost of borrowing funds.

                  (c) To purchase liability and other insurance to protect the Company's property and business.

                  (d) To hold and own Company Property in the name of the Company.

                  (e) To invest Company funds in bank certificates of deposit or money market funds which invest solely in U.S. government securities.

                  (f) To sell or otherwise Dispose of all or substantially all of the assets of the Company as part of a single transaction or plan as long as such Disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

                  (g) To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts; notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or Disposition of Company Property, assignments, bills of sale; leases, and any other documents or instruments necessary to the business of the Company.

                  (h) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company.

                  (i) To enter into employment or other compensation agreements with all persons or entities providing services to or for the benefit of the Company, including the Manager and its Affiliates.

                  (j) To enter into any and all other agreements on behalf of the Company, in such forms as the Manager may approve.

                  (k) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

Unless authorized to do so by this Operating Agreement or by the Manager of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

         9.4 Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as its sole and exclusive function and it may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. Notwithstanding the foregoing, each of the Members and the Manager agree that no such other activity shall be pursued without compliance with the terms of Article V hereof.

         9.5 Standard of Care. A Manager's duty of care in the discharge of its duties of the Company and the other Members is limited to refraining from engaging in fraudulent or reckless conduct or intentional misconduct. In discharging its duties, a Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any of the Manager, or agents, or by any other Person, as to matters a Manager reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid. Each of the Members of the Company hereby holds harmless (but is under no obligation to fund additional monies) and waives any claim against the Manager and its Affiliates for any and all losses, damages, liability claims, causes of action, omission, demands and expenses or any other act or failure to act arising from or out of their duties as Manager or otherwise owing to the Company.

         9.6 Bank Accounts. The Manager may from time to time open bank accounts in the name of the Company, and establish the signatories thereon.

         9.7 Resignation. Any Manager of the Company may resign at any time by giving thirty (30) days' prior Notice to the Members of the Company. The resignation of any Manager shall take effect thirty (30) days following delivery of Notice thereof or at such later date specified in such Notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

         9.8 Removal. At a meeting called expressly for that purpose, all or any lesser number of Manager may be removed at any time with "cause," by the affirmative vote of a Majority of the Managing Membership Interests entitled to vote. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member. "Cause" shall be defined as a breach by a Manager of its standard of care as set forth in the first sentence of Section 9.5 above. In the absence of Cause, the Manager may not be removed.

         9.9 Vacancies. Only vacancies occurring by reason of the absence of any Manager may be filled by the affirmative vote of the Majority or Managing Members entitled to vote. A Manager elected to fill a vacancy shall be elected for such term as designated by a Majority of the Managing Members, shall hold office until the expiration of such term and until his successor shall be elected and qualified or until his earlier death, resignation or removal.

         9.10 Founder Compensation. The first amended and restated Operating Agreement called for an annual salary to Craig Siegler of $165,000 per annum commencing January 7, 2002. All obligations to the Company to pay interest on loans, salary or expense reimbursements to Craig Siegler, Siegler Partners, L.L.C. or their respective affiliates (collectively, the "Siegler Group") are effective as of the date first set forth above, hereby terminated and rendered null and void ab initio, with no presently outstanding compensation obligations to any of the Members of the Siegler Group, except as expressly set forth in this Section 9.10. On the initial admission of Class B Members, the Company shall pay a one time expense reimbursement of $15,000 to Craig Siegler, representing reimbursement in full for all expenses incurred by him or his affiliates on behalf of the Company through such date. No expense reimbursements shall be payable by the Company or Manager to Craig Siegler or his affiliates thereafter without the prior approval of the Manager. For the one year period from July 1, 2003 through June 30, 2004, the Company shall employ Craig Siegler at a compensation rate of $50,000 for the year (i.e., $4,166.66 per month) and Craig Siegler agrees to use his good faith efforts to perform such services in Cook County, Illinois, reasonably requested by the Company from time to time and further agrees to refrain from engaging in those activities regarding Company affairs, if any, that the Company requests him to refrain from engaging in from time to time, with payment of such compensation and continued employment dependent upon compliance with the foregoing; the parties acknowledge that Craig Siegler shall not be required to perform more than forty (40) hours per month of service during any particular month, and such services shall be performed at mutually convenient times. Following June 30, 2004, further employment, if any, by the Company shall be on an at will basis. During the period of his employment by the Company, Craig Siegler shall be eligible for the same health insurance benefits as are made available by the Company for comparably compensated individuals.

         Except as expressly noted above, any future compensation to any Siegler Group member by the Company for services rendered shall be subject to such terms and conditions mutually agreeable to the Manager on the one hand and the party affected on the other hand. Craig Siegler represents and warrants to the Company and its Members the following: (i) as of the date of this Agreement no monies are owing to him or his affiliates from the Company or its subsidiaries except for the expense reimbursement referenced above and the loans referenced in
Section 11.6 and Section 11.7 hereof; (ii) except as set forth in this Agreement, there are no contracts between (or other outstanding obligations between) the Company or any of its Affiliates and any member of the Siegler Group on the other hand; (iii) no agreements have been entered into for the issuance of direct or indirect ownership interests or rights or options to acquire ownership interests by the Company with any person or entity except as expressly noted herein, or with respect to the issuance of $950,000 of Convertible Notes (plus $150,000 Geras loan), and employment agreements of Rory Herriman, Ed Murphy and Scott Allen, and the selling agreement with Broadmark Capital Corporation; (iv) no assets or other rights of the Company have been diverted by him to his affiliates or to any other person or entity; and (v) except for the obligations of the Company to him as expressly set forth in this Agreement each of Craig Siegler and Siegler Partners LLC ("Releasors") hereby releases the Company, its Members, its Manager, each of the Convertible Note lenders and the Company's attorneys (collectively, the "Releasees") from and against any claim, cost, damages, liability or obligation of any matter whatsoever, whether actually incurred or accrued, known or unknown, and owing to either of Releasors from the beginning of time to the date of this Agreement.

         9.11 Debra Hiton. The Company agrees to employ Deborah Hiton on a full time basis through June 30, 2003 ("Initial Term"), the aggregate amount that the Company owes with respect to unpaid salary ("Unpaid Salary") shall be paid one half on or before July 3, 2003 and the balance on the earlier of December 31, 2003 or the Company's discharge of Deborah Hiton. Following the Initial Term the Company agrees to employ her for six months ("Second Term") based upon a monthly compensation of $3,333.33 per month. During the Second Term, Deb Hiton agrees to work at least three days per week, at mutually convenient times of not less than one half of each of the three days, and to perform such services reasonably requested of her by the Company during the period of her employment and to refrain from engaging in those activities regarding Company affairs, if any, that the Company requests her to refrain from engaging in from time to time, with payment of such compensation and continued employment dependent on good faith compliance with the foregoing. During the period of her employment, Deborah Hiton shall be eligible for the same health insurance benefits as are made available by the Company for comparably compensated individuals. The Company further acknowledges and agrees that all expenses incurred on Deborah Hiton's personal credit card for purchase by or for the Company through the date hereof shall be reimbursed promptly, following delivery of proper documentation. The Company shall pay immediately all finance charges on the aforesaid credit card which relate to purchases for or on behalf of the Company.

         By counterpart execution hereof, as a "Managing Member," Deborah Hiton agrees to be bound by the terms and conditions of this Agreement, including but not limited to Section 9.11 and Section 11.7 hereof. She further agrees that her sole interest as a Member (exclusive of her rights to acquire Class B Interests as set forth in Section 11.7 hereof) shall be her ownership of 300,000 Managing Membership Interests, which upon execution by her of this Agreement shall be deemed subscribed for by her and fully paid for, and shall be reflected on the books and records of the Company.

         Except for the Company's obligations set forth in Section 9.11 and
Section 11.7 hereof, Deborah Hiton agrees that no other sums of money are due or owing to her, she has no other rights with respect to any other ownership interest in the Company or no other contractual rights from the Company, and she hereby releases the Company, its Manager, its Members, each of the Convertible Note lenders and the Company's attorneys from and against any claim, cost, damages, liability or obligation of any matter whatsoever whether actually incurred or accrued, known or unknown, and owing to Deborah Hiton by any of the foregoing persons or entities from the beginning of time to the date of this Agreement. If for any reason this Agreement is not countersigned by Deborah Hiton and delivered to the Manager on or before July 4, 2003, then the terms of
Section 9.11 and Section 11.7 shall be deemed null and void and the remainder of this Agreement shall be binding upon those parties signatory to this Agreement.

         9.12 Compensation to Manager. The Manager shall be entitled to initial compensation of $5,000 per month commencing with July 1, 2003, subject to increase in the Manager's sole discretion to an aggregate sum not to exceed $10,000 per month, should the Manager's time commitments and effort increase substantially from currently anticipated levels of activity. Any sums due from the Company to the Manager for unpaid fees, loans or advances to the Company shall bear interest at the borrowing rate set forth in Section 9.3(b) above. The Company shall pay all organization and administrative expenses of the Manager associated with the administration of the Company and shall reimburse the Manager and its affiliates for all out-of-pocket expenses incurred on behalf of the Company.

         9.13 Advisory Board. The Company shall establish an advisory board to meet with the Manager from time to time to consult with and provide recommendations to the Manager. Craig Siegler shall serve as an Advisory Board Member. Should the Company be converted to a corporation, the Company and Manager shall cause Craig Siegler to be elected to the board of directors of the corporation.

         9.14 Call Center Operations. The Company may engage in the business of providing software and/or hardware products and/or services to the call center industry either directly or through one or more subsidiaries. The Company will not engage in the Call Center Business other than directly or through a subsidiary and the Company will not cause Siegler Call Center LLC to operate other than as a subsidiary of the Company.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1 Indemnification. The Manager and any Affiliate engaged in the performance of services on behalf of the Company (hereinafter sometimes referred to as an "Indemnitee"), shall, except as provided to the contrary in this
Article X:

                  (a) be indemnified by the Company from assets of the Company (and not by the Members) for any liability, loss, cost and expense of any pending or threatened litigation or other action (collectively referred to herein as "Liabilities") suffered by such Indemnitee, and

                  (b) have no liability, responsibility, or accountability in damages or otherwise to the Company or any Member for any loss suffered by the Company or any Member, which arises out of any action or inaction of such Indemnitee if:

                           (i) the Manager has determined, in good faith, that
                  such course of conduct was in the best interests of the Company; and

                           (ii) such course of conduct did not constitute fraud
                  or misconduct by such Indemnitee.

Notwithstanding the foregoing, each Indemnitee shall be liable, responsible and accountable, and the Company shall not be liable to any such Indemnitee for any portion of such Liabilities, which resulted from such Indemnitee's own fraud or intentional misconduct to the Company or any Member, as determined by a court of competent jurisdiction. Subject to Section 10.2 hereof, if any action, suit, or proceeding shall be pending against the Company or an Indemnitee which is alleged to relate to, or arise out of, any action or inaction of the Manager or any Affiliates, the Company shall have the right to employ, at the expense of the Company, separate counsel of its choice in such action, suit or proceeding.

         Any amounts payable by the Company to an Indemnitee pursuant to this
Section 10.1 shall be recoverable only out of the assets of the Company and no Member shall have any personal liability on account thereof. The Company shall not incur or assume the cost of that portion of liability insurance which insures the Manager or any Affiliate for any liability as to which the Manager or such Affiliate is prohibited from being indemnified pursuant to this Section 10.1.

         10.2 Advances. The provision of advances from Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action initiated against an Indemnitee, by a Member or otherwise, is permitted, if:

                  (a) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee in the performance of his or its duties or provision of its services on behalf of the Company; and

                  (b) the Indemnitee undertakes to repay any funds advanced pursuant to this Article X in cases in which such Indemnitee would not be entitled to indemnification under Section 10.1.

If advances are permissible under this Article X, the Indemnitee shall furnish the Company with an undertaking as set forth in the foregoing sentence and shall thereafter have the right to bill the Company for, or otherwise request that the Company pay, at any time and from time to time after such Indemnitee has become obligated to make payment therefor, any and all amounts for which such Indemnitee believes in good faith that such Indemnitee is entitled to indemnification under this Article X. The Company shall pay any and all such bills and honor any and all such requests for payment for which the Company is liable as determined above. In the event that a final determination is made that the Company is not so obligated in respect to all or any portion of the amounts paid by it or if the Indemnitee enters into a stipulation or settlement with like effect, such Indemnitee will refund such amount, plus interest thereon at the then prevailing market rate of interest, within sixty (60) days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnitee or if the Company enters into a stipulation or settlement with like effect, the Company will pay such amount to such Indemnitee.

         10.3 Discharge of Duties; Consideration. In discharging the duties of their respective positions, Members and the Manager may, in considering the best long term and short term interests of the Company, consider the effects of any action (including without limitation, action that may involve or relate to a change or potential change in control of the Company) upon employees, suppliers and customers of the Company or its subsidiaries, communities in which offices or other establishments of the Company or its subsidiaries are located, and all other pertinent factors.

                                   ARTICLE XI

                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

         11.1 Initial Capital Contributions. The Managing Members shall be issued in the aggregate up to 3,320,268 Managing Membership Interests for $0.0001 per Interest, at such time as designated by the Manager, by execution of a counterpart copy of this Agreement or on separate subscription agreement, in each instance designating the number of Interests to be issued to the Managing Member in question. Any unallocated Managing Membership Interests or previously allocated Managing Membership Interests that have been forfeited, may be issued from time to time by the Manager to such persons or entities and on such other terms and conditions as the Manager deems necessary and proper, provided such persons are not the Manager or its affiliates. The Class A Member has made a Capital Contribution to the Company in the amount equal to all sums of capital contributed to the Company by the Class A Member to date, exclusive of proceeds of the Private Bank Loan which he has advanced to the Company (see Section 11.6 below), and has been issued 2,837,950 Class A Interests for said Capital Contribution. Also, execution of this Agreement by Siegler Family Limited Partnership constitutes its acknowledgement and agreement with the parties hereto that its prior allocation of 500,000 Managing Membership Interests is null and void ab initio and it no longer holds an interest in the Company or a right to acquire an interest in the Company as of the date first set forth above. Each Class B Member shall contribute capital to the Company at $0.3247692 per Interest by counterpart execution of this Agreement as accepted by the Manager or by tender of cash or a subscription agreement (or counterpart signature page to this Agreement) in form and substance satisfactory to the Manager providing for the conversion to capital on a dollar-for-dollar basis of all principal amount of: (i) Convertible Loans previously funded by the applicable lender Member; or (ii) in the case of Deborah Hiton, some or all of the principal amount of the Hiton Loan as further provided in Section 11.7 below. Effective upon conversion of a Convertible Loan to capital, all corresponding Warrants issued with respect to the converted principal amount shall lapse, and all accrued, unpaid interest with respect to such Convertible Loan shall remain as an obligation of the Company. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligating any Member to make a Capital Contribution in excess of the Capital Contribution made to purchase such Member's Membership Interests. The Members acknowledge that the fair market value of the Managing Membership Interests as of the date of the issuance of the Managing Membership Interests does not exceed the purchase price for the Managing Membership Interests, and the Members hereby acknowledge that the Managing Membership Interests constitute "profits interests" as defined under Revenue Procedure 93-27 promulgated by the Internal Revenue Service.

         11.2 Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder for each Member and Assignee at the Company's expense.

         11.3 Sale or Exchange of Interest. In the event of a sale or exchange of some or all of a Member's Membership Interests in the Company, the Capital Account of the Transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the Membership Interests transferred.

         11.4 Class B Interests. The Company shall issue such number of Class B Interests as designated by the Manager for the purchase price aforesaid, in an amount of up to $3,000,000 of Interests. The Class B Interests will share pro rata in all rights allocable to the Class B Holders, irrespective of the number of Class B Interests issued; provided, however, if less than $750,000 of Class B Interests are issued (exclusive of Class B Interests issuable upon the conversion of convertible loans into equity), then the Class B Holders as a group will share in distributions per Section 12.2(f) hereof based upon the number of Interests they acquire and not based upon sixty percent (60%) of all residual distributions, and the unallocated portion of such distributions shall be divided among all Class A, Class B and Managing Members according to their proportionate Interest holdings. The Manager shall have the right to pay commissions not to exceed the maximum legally permitted rate in connection with the placement of Interests by persons other than the Manager or its Affiliates.

         11.5 Additional Capital Contributions.

                  (a) If in the sole discretion of the Manager additional funds other than those set forth in Section 11.1 and Section 11.4 above are needed for the Company, the Manager shall notify the existing Members of the amount of additional funds needed, the minimum capital contribution that will be accepted and the terms and conditions with respect to such request for funds. Such terms may include priorities in Profits and Loss allocations, Cash Flow and Capital Items Proceeds and super majority voting rights (which may supersede all other voting rights of Members contained in this Agreement) in favor of the contributors relative to the other Members. The existing Members shall have the first right, but no obligation, to contribute the additional funds on a pro rata basis, whereby the "share" of each such person or entity will be a fraction, the numerator of which is the number of Interests owned by such person or entity. Within fifteen (15) days after the date of the notification from the Manager, this right may be exercised by each Member by giving notice to the Manager of the amount of the additional funds that the Member desires to contribute. Failure of a Member to so notify the Manager shall constitute a waiver of any rights to contribute the additional funds with respect to the capital call in question.

                  (b) In the event the existing Members exercising their rights hereunder elect to contribute more than the needed additional funds with respect to any of the capital call amount not funded by existing Members per their preemptive rights set forth in Section 11.5(a) above, then up to the amount of additional funds not funded by them shall be divided among such persons and entities wishing to contribute additional funds, as to each such person or entity based upon the relative size of their "shares" as computed in Section 11.5(a). The additional funds shall be paid to the Company within fifteen (15) days of notice from the Manager of the amount the Member shall contribute, or such lesser or greater period of time designated by the Manager in the notice.

                  (c) If the existing Members do not elect to contribute all of the needed additional funds, the Manager shall have the right to seek new Members (including the Manager or its Affiliates) under the same terms and conditions that the existing Members were solicited for additional funds. Additional contributions shall be made upon execution and acknowledgment of instruments in form and substance satisfactory to the Manager. Upon receipt of additional funds from existing or new Members, the Interests, including allocable share of Profits and Losses, and distributive shares of Net Cash Flow and Capital Items Proceeds of all Members shall be adjusted to reflect the terms and conditions upon which such additional funds were solicited.

         11.6 Siegler Loans. Effective as of the date hereof, Craig Siegler represents and warrants that he had advanced $1,213,136 to the Company (the "Original Loan," inclusive of proceeds of a $160,000 personal loan from Private Bank to Craig Siegler guaranteed by the Company (the "Bank/Siegler Loan"), the proceeds of which were lent to the Company by Craig Siegler (the "New Loan"). Additionally, $50,000 was lent to the Company directly by each of Mitchell D. Goldsmith, Robert Gold and Bruce Crown (collectively, "Direct Loans") and $50,000 was lent to Craig Siegler by Mitchell D. Goldsmith (the "Siegler Investor Loan") and then advanced by Craig Siegler to the Company.

         Effective as of March 20, 2003: (i) the Direct Loans and Siegler Investor Loans were restructured as an aggregate of $200,000 of Convertible Loans, with Craig Siegler having disclaimed any rights to the proceeds therefrom, and such proceeds have been treated as if they were direct advances to the Company by Messrs. Goldsmith, Gold and Crown; and (ii) the principal amount of the Original Loan (exclusive of the New Loan), and all other advances, if any, by Craig Siegler to the Company, have been converted to equity in the Company, and constitute the paid-in capital contribution with respect to the Class A Interests already purchased by Craig Siegler, and said Class A Interests are in lieu of the Managing Membership Interests previously issued to Craig Siegler. Craig Siegler acknowledges and agrees that he no longer holds any Managing Membership Interests. The New Loan shall not be deemed to constitute a contribution to the capital of the Company, and by execution of this Agreement by the Manager, the Company agrees to indemnify and hold harmless Craig Siegler against any and all loss or liability he may incur as a result of the Bank/Siegler Loan and further agrees that once it has received an aggregate of new Capital Contributions (exclusive of conversions to equity of loans funded to the Company prior to the date of this Second Amended and Restated Operating Agreement), in the following amounts, it shall pay off the following amounts of the Siegler/Bank Loan (which shall be credited dollar-for-dollar against the Company's obligations under the New Loan):

NEW CAPITAL CONTRIBUTION             PRINCIPAL REDUCTION OF LOAN
------------------------             ---------------------------
          $1,500,000                                   $50,000
       Next $500,000                                   $50,000
       Next $500,000                    Balance (i.e., $60,000)

         Craig Siegler further confirms and agrees that the interest and other obligations under the New Loan shall be equal to those under the Bank/Siegler Loan and that each payment by the Company on Craig Siegler's behalf with respect to the Bank/Siegler Loan shall be credited dollar-for-dollar against the parallel obligation under the New Loan. Craig Siegler further agrees that he shall stand still and not require any payment with respect to the New Loan except to the extent that a corresponding payment is required by the Bank with respect to the Bank/Siegler Loan.

         11.7 Hiton Loans. Deborah Hiton has made a loan of $75,000 to the Company ("Hiton Loan"). By counterpart execution hereof, she acknowledges and agrees that (i) upon tender of a subscription agreement to the Company for Class B Interests in the amount of up to $75,000 (to be credited dollar for dollar against her loan), she shall be entitled to up to 75,000 Class B Interests, purchasable at $1.00 per Interest provided that such subscription right shall lapse thirty (30) days following repayment of the Hiton Loan; and (ii) until repayment of the Hiton Loan by the Company or payment in full of the Company's distributions called for under Section 12.2 (a), (b), (c) and (d), she agrees to standstill and not seek payment of principal or interest thereon or to declare a default with respect thereto or to assign any portion of said loan to any other person or entity unless they agree to be bound by comparable restrictive covenants in form and substance satisfactory to the Manager, and further agrees to execute such forms of standstill and subordination agreement as is satisfactory to the Manager.

         11.8 Inconsistencies. The terms of this Sections 11.6 and 11.7 shall supersede any inconsistencies with any form of note or loan agreement evidencing any of the loans referenced in Sections 11.6 and 11.7 and the respective parties hereto who are any of such lenders shall take all steps necessary to ensure compliance with the foregoing as it applies to their respective loans.

         11.9 Employee Incentives and Compensation. The Manager shall have the authority to grant additional Managing Membership Interests to employees of the Company or its Subsidiaries who are not any of the Manager, Mike Balkin or their respective Affiliates at fair market value as determined in the good faith discretion of the Manager from time to time, giving due consideration to the current valuation of the Managing Membership Interests.

                                   ARTICLE XII

                          ALLOCATIONS AND DISTRIBUTIONS

         12.1 General Rules.

                  (a) Except as otherwise required pursuant to Section 12.9, in its sole discretion, the Manager may, from time to time, make Distributions or return Capital Contributions to Holders subject to any restriction in the Certificate. All Holders consent to all Distributions directed by the Manager which are made in accordance with the terms of this Agreement.

                  (b) The Manager may base a determination that a Distribution or return of a Capital Contribution may be made under this Section 12.1 in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

                  (c) The effect of a Distribution or return of a Capital Contribution under this Section 12.1 is measured as of the earlier to occur of the following:

                           (i) the date money or other Property is transferred
                  or debt incurred by the Company therefor; or

                           (ii) the date Holders cease to be Holders.

         12.2 Distribution of Net Cash Flow and Capital Items Proceeds. Subject to Section 12.4, Net Cash Flow and Capital Items Proceeds for any fiscal year (which shall be made no later than sixty (60) days following the end of the fiscal year in question) of the Company, if distributed in the sole discretion of the Manager, shall be distributed as follows:

                  (a) First, one hundred percent (100%) to the Class B Holders and among them in accordance with their relative unpaid, accrued Preferred Cumulative Returns until their Preferred Cumulative Returns have been reduced to zero;

                  (b) Second, one hundred percent (100%) to the Class B Holders until aggregate distributions pursuant to this Section 12.2(b) with respect to all years equal two times their aggregate Capital Contributions to the Company (and prorated based upon their respective original Capital Contributions);

                  (c) Third, one hundred percent (100%) to the Class A Holder until his accrued, unpaid Preferred Cumulative Return has been reduced to zero;

                  (d) Fourth, one hundred percent (100%) to the Class A Holder until aggregate distributions pursuant to this Section 12.2(d) with respect to all years equal the Class A Holders' original Capital Contributions;

                  (e) Fifth, one hundred percent (100%) to the Managing Members and among them in accordance with their relative Adjusted Investments until their Adjusted Investment is reduced to zero; and

                  (f) Thereafter, 60% among the Class B Holders (pro rata in accordance with their respective ownership interest) and 21.566% among the Managing Members and 18.434% to the Class A Member (pro rata in accordance with their issued and outstanding Interests); provided, further, that to the extent fewer than 3,320,268 Managing Membership Interests are issued, then the distributions allocable to the unallocated Interests shall be shared pro rata among the Class A, Class B and Managing Holders in accordance with their respective Interests and if more than 3,320,268 Managing Membership Interests are issued (the amount of Managing Membership Interests over 3,320,268 being the "Excess"), then the distributions to the Holders of the Class A, Class B and initial 3,320,268 Managing Membership Interests shall be proportionately reduced (with the balance allocable to the Managing Membership Interests in excess of 3,320,268) by a factor equal to the product of the distributable amount multiplied by a fraction, the numerator of which is the Excess and the denominator of which is the sum of 15,395,545 plus the Excess.

The Manager may withhold from any distribution amounts which it deems appropriate for reserves.

         12.3 [INTENTIONALLY DELETED]

         12.4 Tax Distributions. Any provision of this Agreement to the contrary notwithstanding, the Company shall distribute cash (to the extent not prohibited pursuant to an agreement entered into by the Company or otherwise prohibited by law) to the Holders sufficient for the Holders to pay federal, state and local income taxes attributable to income allocated to them pursuant to this Article XII, excluding any allocations of income pursuant to Section 12.5(a)(i) or
Section 12.5(a)(ii), assuming each Holder is subject to the highest marginal federal, state and local income tax rates applicable to individuals resident in the State of Illinois. All amounts distributed pursuant to this Section 12.4 shall be treated as amounts distributed to the relevant Holder pursuant to
Section 12.2, as applicable, and all amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Holders from the Company shall be treated as amounts distributed to the relevant Holders pursuant to Section 12.2 or this Section 12.4, as applicable, provided further, no distribution shall be made if the distribution would cause the Holder to have a deficit balance in the Holder's Capital Account.

         12.5 Allocation of Profits or Losses. After giving effect to the special allocations set forth in Section 12.6 and Section 12.7 below, for each fiscal year, Profits or Losses shall be allocated as follows:

                  (a) Profits shall be allocated:

                           (i) first, among Holders for each fiscal year until
                  the Profits allocated to each Holder equals the cumulative Losses previously allocated to the Holder pursuant to Section 12.5(b)(ii) below reduced by all prior allocations to the Holder under this Section 12.5(a)(i) and in the same ratio;

                           (ii) next, among Holders for each fiscal year until
                  the Profits allocated to each Holder equals the cumulative Losses previously allocated to the Holder pursuant to Section 12.5(b)(i) below reduced by all prior allocations to the Holder under this Section 12.5(a)(ii) and in the same ratio;

                           (iii) thereafter, pro rata among the Holders in
                  accordance with the Residual Sharing Ratios.

                  (b) Losses shall be allocated:

                           (i) first, subject to the provisions of Section 12.10
                  below, one hundred percent (100%) to the Class B Holders in accordance with their Class B Sharing Ratios and Class A Holders in accordance with the Class A Sharing Ratios (and as among each class based upon the aggregate outstanding Adjusted Investment from time to time) until aggregate Losses allocated per this Section 12.5(b)(i) equal their Adjusted Investment;

                           (ii) thereafter, among the Holders, pro rata who bear
                  the risk of loss with respect to the Losses in accordance with the Regulations.

         12.6 Special Allocations. The following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article XII, if there is a net decrease in Partnership Minimum Gain during any Company Taxable Year, each Holder who would otherwise have an Adjusted Capital Account Deficit at the end of the year shall be specially allocated items of Company income and gain for the year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 12.6(a) is intended to comply with the minimum gain chargeback requirement in the applicable Section of the Treasury Regulations and shall be interpreted consistently therewith.

                  (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article XII, except Section 12.6(a), if there is a net decrease in Member Minimum Gain during any Company Taxable Year attributable to a Member Nonrecourse Debt, the Holders bearing the economic risk of loss with respect to the Member Nonrecourse Debt shall be specially allocated a pro rata portion of each of the Company's items of income and gain for the Taxable Year (and, if necessary, for subsequent Taxable Years) in proportion to, and to the extent of, the amount of each Holder's share of the net decrease in Member Minimum Gain during the Taxable Year as determined in accordance with the provisions of Treasury Regulations Section 1.704-2(i)(4). In the event that the net decrease in Member Minimum Gain occurs in connection with the disposition of all or any portion of the Company Property securing a Member Nonrecourse Debt, then any items of Company income or gain allocated in accordance with the previous sentence shall first consist of gain recognized by the Company as a result of the disposition. The allocations provided in this Section 12.6(b) shall be determined in accordance with, and only to the extent required by, Treasury Regulations Sections 1.704-2(i) and 1.704-2(j)(2)(ii).

                  (c) Qualified Income Offset. In the event any Holder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),
         Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6),
         items of Company income and gain shall be specially allocated to that Holder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Holder as quickly as possible; provided, however, that an allocation pursuant to this Section 12.6(c) shall be made if and only to the extent that the Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this
         Article XII have been tentatively made as if this Section 12.6(c) were not in this Agreement.

                  (d) Gross Income Allocation. In the event any Holder has a deficit Capital Account at the end of any Company Taxable Year that is in excess of the sum of (i) the amount the Holder is obligated to restore, (ii) the amount the Holder is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations
         Section 1.704-2(g)(1) and (i)(5) and (iii) the amount the Holder would be deemed obligated to restore if Member Nonrecourse Deductions were treated as Nonrecourse Deductions, each Holder shall be specially allocated items of Company income and gain in the amount of the excess as quickly as possible; provided, however, that an allocation pursuant to this Section 12.6(d) shall be made if and only to the extent that the Holder would have a deficit Capital Account in excess of the sum after all other allocations provided for in this Article XII have been tentatively made as if Section 12.6(c) and this Section 12.6(d) were not in this Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year or other period shall be specially allocated to the Holders in proportion to their respective Membership Interests.

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year or other period shall be allocated to the Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

                  (g) Section 754 Adjustment. To the extent Treasury Regulations
         Section 1.704-1(b)(2)(iv)(m) requires that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss shall be specially allocated to the Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

                  (h) Syndication Expenses. Syndication Expenses for any fiscal year or other period shall be specially allocated to the Holders in proportion to their Membership Interests, provided, that if Additional Members are admitted to the Company pursuant to Section 16.3 hereof on different dates, all Syndication Expenses shall be divided among the Persons who own Membership Interests from time to time so that, to the extent possible, the cumulative Syndication Expenses allocated with respect to each Membership Interest at any time is the same amount. In the event the Manager shall determine that such result is not likely to be achieved through future allocations of Syndication Expenses, the Manager may allocate a portion of Profits or Losses so as to achieve the same effect on the Capital Accounts of the Holders, notwithstanding any other provision of this Agreement.

         12.7 Curative Allocations. The allocations set forth in Sections 12.6(a), 12.6(b), 12.6(c), 12.6(d), 12.6(e) and 12.6(f) (the "Regulatory
Allocations") are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b). Notwithstanding any other provisions of this
Article XII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Holders so that, to the extent possible, the net amount of the allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each Holder if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (a) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Partnership Minimum Gain, and (b) Member Nonrecourse Deductions shall not be taken into account except to the extent that there would have been a reduction in Partnership Minimum Gain if the loan to which the deductions are attributable were not made or guaranteed by a Holder within the meaning of Treasury Regulations Section 1.704-2(b)(4).

         12.8 Tax Allocations; Code Section 704(c).

                  (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of the Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with paragraph (a) of the definition of Gross Asset Value).

                  (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value and the Company adjusts Capital Accounts to reflect the revaluation, Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss and subsequent allocations of depreciation, depletion, amortization, and gain or loss with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. This Section 12.8(b) is intended to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and shall be interpreted consistently therewith.

                  (c) Any elections or other decisions relating to the allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 12.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Holder's Capital

         Account or share of Profits, Losses, other items, or Distributions pursuant to any provision of this Agreement.

         12.9 Other Allocation Rules.

                  (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be apportioned among the Holders as determined by the Manager using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder; to the greatest extent practicable, the Manager shall use the closing of the books method of accounting to maximize allocable losses to the Company.

                  (b) All allocations to the Holders pursuant to this Article XII shall, except as otherwise provided in this Agreement, be divided among them in proportion to the Membership Interests held by each.

                  (c) Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Holders in the same proportions as they share Profits or Losses, as the case may be, for the year.

                  (d) Excess non-recourse liabilities of the Company (as defined in Treasury Regulations Section 1.752-4) shall be allocated among the Holders in accordance with the Holder's Percentage Interests.

                  (e) The Members are aware of the income tax allocations made by this Article XII and hereby agree to be bound by the provisions of this Article XII in reporting their shares of income and loss for income tax purposes.

                  (f) For any period in which a state in which the Company is subject to tax imposes an entity level income tax upon the income of the Company, and if the Company is entitled to a credit or deduction in computing that tax for income allocable to one or more (but fewer than all) Holders who are separately subject to the entity level tax, the Holders' respective allocable shares of the Company's Profit or Loss shall be computed first without taking the Company's tax liability into account, and the Company's tax liability shall then be specially allocated to those Holders who are not separately subject to the entity level tax for whom no credit or deduction was available to the Company.

         12.10 Allocation of Deduction or Loss in Certain Circumstances. No Holder shall be allocated any item of deduction or loss of the Company if such allocation would cause such Holder's Capital Account to become negative by more than the sum of: (i) any amount such Holder is obligated to restore upon liquidation of the Company; plus (ii) such member's share of the Company's "minimum gain" and partner nonrecourse debt minimum gain, as such terms are defined in the Regulations. An item of deduction or loss that cannot be allocated to a Holder pursuant to this Section 12.10 shall be allocated to any Holder that bears the risk of loss attributable to such deduction. For this purpose, in determining the Capital Account balance of such Holder, the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be taken into account.

                                  ARTICLE XIII

                                      TAXES

         13.1 Elections. The Manager may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, including but not limited to an election under Section 754 of the Code.

         13.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, each Member requested to do so by the Manager will submit an agreement providing that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article XII. The Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

         13.3 Tax Matters Partner. The Manager shall, from time to time, elect a tax matters partner who shall act as the tax matters partner of the Company pursuant to Code Section 6231(a)(7) and shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Code Section 6223 of the Code. The initial Tax Matters Partner shall be Craig Siegler.

         13.4 Method of Accounting. The records of the Company shall be maintained on either (a) a cash receipts and disbursements method of accounting, or (b) an accrual method of accounting as the Manager may determine.

                                   ARTICLE XIV

                        TRANSFER OF MEMBERSHIP INTERESTS

         14.1 Conditions of Transfer. No Member or Assignee may Transfer any portion or all of or any interest or rights in the Member's or Assignee's Membership Interests unless the following conditions ("Conditions of Transfer") are satisfied:

                  (a) The Transfer will not require registration of Membership Interests under any federal or state securities laws;

                  (b) The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement.

                  (c) The Transfer will not result in the termination of the Company pursuant to Section 708 of the Code or prevent the Company from constituting a "partnership" for federal income tax purposes;

                  (d) The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended; and

                  (e) The transferor or the transferee delivers the following information to the Company before the Transfer is made: (i) the transferee's taxpayer identification number; (ii) the transferee's initial tax basis in the transferred Membership Interests; and (iii) the transferee's address.

         14.2 Dispositions not in Compliance with this Article Void. Any attempted Transfer of a Membership Interest, or any part thereof, not in compliance with this Article XIV is null and void ab initio.

         14.3 Reasonableness of Transfer Conditions. Each Holder hereby acknowledges the reasonableness of the prohibition contained in this Article XIV in view of the purposes of the Company and the relationship of the Holders. The Transfer of any Membership Interests in violation of the prohibition contained in this Article XIV shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Interests are to be transferred in violation of this Article XIV shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Interests.

         14.4 Evidence of Membership Interests. All Membership Interests shall be represented by certificates which shall bear the owner's name, the number of Membership Interests, and such other information as the Manager deems desirable.

                                   ARTICLE XV

                             WITHDRAWAL OF A MEMBER

         15.1 Voluntary Withdrawal. No Member shall have the right or power to effect a Voluntary Withdrawal from the Company, without the consent of the Manager, which consent shall not be unreasonably withheld.

         15.2 Involuntary Withdrawal. Immediately upon the occurrence of an event constituting an Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become a Holder but shall not become a Member. If the Company is continued as provided in Section 17.1, the successor of such Membership Interests shall, effective as of the date of admission as a Holder, with respect to all rights accruing to the corresponding Interest, have all the rights of a Member but shall not be entitled to receive liquidation of the Membership Interests (until the ultimate liquidation of the Company) and is not entitled to the fair market value of the Member's Membership Interests, but rather, shall be entitled to such prospective distributions thereafter made by the Company from time to time.

         15.3 No Priority in Distributions. Notwithstanding anything to the contrary contained herein or under the Act, upon the withdrawal, removal or dissociation of a Member or a Holder of that Member's Interest (collectively, the "Withdrawn Member"), the Withdrawn Member shall have no right to any payment or distribution with respect to the Interest held or formerly held by such Withdrawn Member, except to receive distributions from time to time as are otherwise called for under this Agreement, pro rata, with the remaining interests of such class of Interest, as if such Withdrawn Member had not withdrawn from the Company.

                                  ARTICLE XVI

                  ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

         16.1 Rights of Assignees. The Assignee of a Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The Assignee is only entitled to receive Distributions, return of capital, and to be allocated the Profits and Losses attributable to the assigned Membership Interest.

         16.2 Admission of Substitute Members. An Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all of the rights of the Member who initially assigned the Membership Interest only with the unanimous approval of the Manager (other than any Manager who has assigned his Membership Interest to the Assignee seeking to be a Substitute Member). The Manager may grant or withhold the approval of such admission for any reason in their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to the Company that may have existed prior to the approval.

         16.3 Admission of Additional Members. The Manager may permit the admission of Additional Members and determine the Capital Contributions of such Members. The Manager may only admit Additional Members as Managing Members to the extent authorized pursuant to Section 11.1.

         16.4 Assignee is Bound by this Agreement. An Assignee shall be bound by this Agreement, as amended from time to time, and shall be deemed to have assented to the terms and conditions of this Agreement and agreed to be bound hereby, upon the first to occur of the following events:

         The Assignee (or Assignee's representative):

                  (a) tenders payment for the Membership Interest;

                  (b) accepts receipt of a certificate of a Membership Interest;

                  (c) accepts a Distribution made by the Company, as evidenced for example, and not by way of limitation, by endorsement of a check representing all or any part of any such Distribution;

                  (d) executes any writing evidencing the Assignee's intent to become an Assignee of the Company or assent to this Agreement; or

                  (e) complies with the conditions necessary to become an Assignee, as set forth in Article XIV; and

                           (i) either requests that the records of the Company
                  reflect such assignment; or

                           (ii) pays valuable consideration for a Membership
                  Interest in the Company.

         16.5 Substitute and Additional Members are Bound by this Agreement Upon Admission. A Substitute Member and Additional Member shall be bound by this Agreement, as amended from time to time, and shall be deemed to have assented to the terms and conditions of this Agreement and deemed to have agreed to be bound hereby, upon the first to occur of the following events:

         The Substitute Member or Additional Member (or such Member's representative):

                  (a) tenders payment for the Membership Interest;

                  (b) accepts receipt of a certificate of a Membership Interest;

                  (c) accepts a Distribution made by the Company, as evidenced for example, and not by way of limitation, by endorsement of a check representing all or any part of any such Distribution;

                  (d) executes any writing evidencing the Substitute Member or Additional Member's intent to become a Member of the Company; or

                  (e) complies with the conditions necessary to be admitted as a Member, as set forth in Section 16.2; and

                           (i) either requests that the records of the Company
                  reflect such Member's admission on the records of the Company; or

                           (ii) pays valuable consideration for a Membership
                  Interest in the Company.

                                  ARTICLE XVII

                           DISSOLUTION AND WINDING UP

         17.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the affirmative vote of the Manager and the holders of not less than a Majority of the Membership Interests in the Company.

         17.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on business, as distinguished from the winding up of the Company business, but the Company is not terminated, and continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of State.

         17.3 Distribution of Assets upon Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

                  (a) first, to creditors, including Holders who are creditors (except as expressly subordinated hereunder), to the extent permitted by law, in satisfaction of Company Liabilities, including the expenses of liquidation and for the creation of reserves for contingencies which the Manager consider necessary; and

                  (b) next, to Holders in the same order of distribution as set forth in Section 12.2 hereof.

Liquidation proceeds shall be paid within sixty (60) days of the end of the Company's Taxable Year or, if later, within ninety (90) days after the date of liquidation. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Manager.

                  (c) Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, the certificate of cancellation shall be delivered to the Secretary of State for filing. The certificate of cancellation shall set forth the information required by the Act.

                                  ARTICLE XVIII

                            MISCELLANEOUS PROVISIONS

         18.1 Entire Agreement. The Agreement represents the entire agreement among the Manager and all the Members of the Company and supersedes all prior agreements with respect to the subject matter hereof.

         18.2 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice-versa. Whenever, the masculine gender is used in this Agreement and when required by the context, the same shall include the feminine and neuter genders.

         18.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

         18.4 No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and except for federal and state tax purposes, expressly do not intend hereby to form a partnership under either the State Uniform Partnership Act nor the State Uniform Limited Partnership Act. The Members do not intend to be partners of one to another. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation and shall not be entitled to indemnification for such act under Article X.

         18.5 Rights of Creditors and Third Parties Under Agreement. The Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         18.6 Application of Delaware Law. This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of Delaware, and, specifically, the Act.

         18.7 Counterparts. This Agreement may be executed in one or more counterparts, whether original, photocopy or facsimile, each of which shall constitute an original, and all of which, when taken together, shall constitute but one and the same instrument.

         18.8 Counsel. This Agreement and each of the original Operating Agreements and First Amended and Restated Operating Agreements of the Company has been drafted by Shefsky & Froelich Ltd. ("S&F") in its capacity as counsel for the Company and not on behalf of any of the Members or the Manager of the Company. S&F has advised each of the parties hereto that it has represented certain of the Members hereof or their affiliates with respect to matter unrelated to the Company and further, that one of the shareholders of S&F has purchased Convertible Loans which are anticipated to be converted into Class B Interests promptly upon the execution hereof, and has further acquired Managing

Membership Interests, all of which may be deemed to constitute a conflict of interest and could result in additional cost to the Company should it subsequently elect to withdraw or be required to withdraw from representation of the Company. S&F has advised each party hereto to retain independent counsel with respect to the subject matter of this Agreement, and by execution hereof, each party hereto acknowledges the foregoing, waives the aforesaid conflicts of interests and consents to S&F's prior and ongoing representation of the Company.

         18.9 Benefit. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, legal representatives and permitted assignees of the Holders and the successors, assignees and transferees of the Company.

         18.10 Power of Attorney. By execution of a counterpart copy of this Agreement either directly or pursuant to power of attorney, each of the Members grants to each of the Manager, Robert T. Geras and Scott Allen, a power of attorney to execute in his name, place and stead:

                  (a) any amendment to this Agreement adopted in accordance with the terms of this Agreement; and

                  (b) any document necessary to effect a conversion of the Company to a corporation, including but not limited to an assignment of the Member's Interests to a corporation in exchange for capital stock of the corporation, provided one hundred percent (100%) of all Interests are so assigned and the transaction is effected in the good faith opinion of the Manager.

         18.11 Notice. Any notice required to be given hereunder shall be deemed given if:

                  (a) delivered in person with a signed receipt therefor;

                  (b) if delivered to the office or residence of the party entitled to notice and a signed receipt is obtained by the messenger service for a package addressed to said party;

                  (c) three (3) days after mailed to the party entitled to notice, addressed to the last known address and sent via certified or registered mail, postage prepaid; or

                  (d) if sent by e-mail, to the last known e-mail address of the party entitled to notice, whereby confirmation to delivery of the e-mail has been made.

         18.12 Venue; Waiver of Trial by Jury. The parties agree that any suit, action or proceeding with respect to this Agreement or the Company or its affairs shall be brought in the courts of Cook County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Cook County, Illinois. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Cook County, Illinois, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Cook County, Illinois has been brought in an inconvenient forum. The parties hereby mutually waive any and all rights which any party may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, we have hereunto set our hand and seals on the date set forth beside our names.

MANAGING MEMBERS:                                        ACCEPTED:  LASALLE NEXVU MANAGER, L.L.C.

_____________________________________________________    By:_____________________________________
MITCHELL D. GOLDSMITH                                         Robert T. Geras, Manager
                        Number of Interests:  182,318    Date:___________________________________

                                                         ACCEPTED:  LASALLE NEXVU MANAGER, L.L.C.

_____________________________________________________    By:_____________________________________
DEBORAH HITON                                                 Robert T. Geras, Manager
                        Number of Interests:  300,000    Date:___________________________________

                                                         ACCEPTED:  LASALLE NEXVU MANAGER, L.L.C.

_____________________________________________________    By:_____________________________________
ROBERT T. GERAS, Pursuant to a power of attorney              Robert T. Geras, Manager
granted to him in each Managing Member's                 Date:___________________________________
Subscription Agreement

                                                         ACCEPTED:  LASALLE NEXVU MANAGER, L.L.C.

                                                         By:_____________________________________
                                                              Robert T. Geras, Manager
Managing Member Signing Individually                     Date:___________________________________

WITHDRAWING MANAGER:

SIEGLER PARTNERS, L.L.C.

By:__________________________________________________    Date:___________________________________
    Craig Siegler, Manager

SIEGLER FAMILY LIMITED PARTNERSHIP (for purposes of Section 11.7)

By:__________________________________________________    Date:___________________________________
     Craig Siegler, General Partner

NEW MANAGER:

LASALLE NEXVU MANAGER, L.L.C.

By:__________________________________________________    Date:___________________________________
     Robert T. Geras, Manager

CLASS A MEMBER:

_____________________________________________________    Date:___________________________________
 Craig Siegler, Individually
                  Number of Interests:  2,837,950

CLASS B MEMBERS LISTED ON EXHIBIT A:

_____________________________________________________    Date:___________________________________
ROBERT T. GERAS, Pursuant to a power of attorney
granted to him in each Class B Member's Loan and
Security Agreement

CLASS B MEMBERS (Signing Individually)                   ACCEPTED:  LASALLE NEXVU MANAGER, L.L.C.

                                                         By:_____________________________________
By:__________________________________________________        Robert T. Geras, Manager
    Signatory                                            Date:___________________________________

                                    EXHIBIT A

                           NEXVU TECHNOLOGIES, L.L.C.

                      MEMBERS' NAMES, CAPITAL CONTRIBUTIONS
                            AND MEMBERSHIP INTERESTS

                                                     MANAGING
                                CAPITAL             MEMBERSHIP
MANAGING HOLDER NAME         CONTRIBUTIONS          INTERESTS
--------------------         -------------          ---------
         Total                                      3,320,268(1)

                                CAPITAL              CLASS A
CLASS A HOLDER NAME          CONTRIBUTIONS          INTERESTS
-------------------          -------------          ---------
Craig Siegler                                       2,837,950

                                CAPITAL              CLASS B
CLASS B HOLDER NAME          CONTRIBUTIONS          INTERESTS
-------------------          -------------          ---------


----------------------------
(1) Includes Unallocated Interests.

                                       A-1